Exhibit 99.1

BioDelivery Sciences Appoints Thomas W. D’Alonzo to Board of Directors

RALEIGH, N.C. – April 29, 2013 - BioDelivery Sciences International, Inc. (Nasdaq: BDSI) announced the appointment of Thomas W. D’Alonzo to the company’s Board of Directors. Mr. D’Alonzo previously served on the BDSI Board of Directors from August 2006 through June 2008.

“We are very pleased to once again have Tom D’Alonzo as a member of our Board of Directors,” said Dr. Frank E. O’Donnell, Jr., Executive Chairman of BDSI. “Tom’s significant industry experience and leadership, which spans over more than 30 years in both large pharmaceutical and smaller biotechnology companies, will be a tremendous asset to BDSI.”

Dr. Mark A. Sirgo, President and Chief Executive Officer of BDSI added, “Tom’s extensive business and commercial experience and expertise will be particularly important as we continue to explore our options for the commercialization of BUNAVAIL for the treatment of opioid dependence, which includes commercializing the product on our own. We welcome Tom back and look forward to his contributions, which I am confident will assist BDSI in continuing to build value for patients and our stockholders.”

Mr. D’Alonzo has held numerous high-level executive positions and board appointments within both large and specialty pharmaceutical companies. Mr. D’Alonzo has been a member of the Board of Directors at Salix Pharmaceuticals since May 2000 and Chairman of the Board since June 2010. Mr. D’Alonzo has previously served on the Board of Directors of Plexigen, Inc., DARA BioSciences, Inc. and Amarillo Biosciences, Inc.

Mr. D’Alonzo’s extensive pharmaceutical industry background also includes a number of executive positions, including Chief Executive Officer at biotechnology companies DARA BioSciences, Inc. and GenVec, Inc. and President and Chief Operating Officer at Pharmaceutical Product Development (PPD), LLC, a global provider of discovery and development services to the pharmaceutical industry.

Early in his career and over a ten year period, Mr. D’Alonzo held positions of increasing responsibility within Glaxo, Inc., the U.S. division of GlaxoSmithKline plc, including serving as President from 1988 to 1993. Mr. D’Alonzo has also been an independent pharmaceutical industry consultant for a number of years.

Mr. D’Alonzo received his Bachelor of Science degree in Business Administration from the University of Delaware and his law degree from the University of Denver College of Law.

About BioDelivery Sciences International

BioDelivery Sciences International (NASDAQ: BDSI) is a specialty pharmaceutical company that is leveraging its novel and proprietary patented drug delivery technologies to develop and commercialize, either on its own or in partnerships with third parties, new applications of proven therapeutics. BDSI is focusing on developing products to meet unmet patient needs in the areas of pain management and addiction.

BDSI’s pain franchise currently consists of three products, two of which utilize the patented BioErodible MucoAdhesive (BEMA) technology. ONSOLIS (fentanyl buccal soluble film) is approved in the U.S., Canada, and the E.U. (where it is marketed as BREAKYL), for the management of breakthrough pain in opioid tolerant, adult patients with cancer. The commercial rights are licensed to Meda for all territories worldwide except for Taiwan (licensed to TTY Biopharm) and South Korea (licensed to Kunwha Pharmaceutical Co.).

BDSI’s second pain product using the BEMA technology, BEMA Buprenorphine, is being developed for the treatment of moderate to severe chronic pain and is licensed on a worldwide basis to Endo Health Solutions. BDSI’s third pain product in development is Topical Clonidine Gel for the treatment of painful diabetic neuropathy, which was recently licensed from Arcion Therapeutics.

Additionally, BDSI is developing BUNAVAIL, a high dose formulation of buprenorphine in combination with naloxone for the treatment of opioid dependence. Both BEMA Buprenorphine and BUNAVAIL are in Phase 3 clinical development, and Clonodine Topical Gel is in Phase 2 clinical development.

BDSI’s headquarters is located in Raleigh, North Carolina. For more information visit www.bdsi.com.

Cautionary Note on Forward-Looking Statements

This press release and any statements of representatives and partners of BioDelivery Sciences International, Inc. (the “Company”) related thereto contain, or may contain, among other things, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve significant risks and uncertainties. Such statements may include, without limitation, statements with respect to the Company’s plans, objectives, projections, expectations and intentions and other statements identified by words such as “projects,” “may,” “will,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “potential” or similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission and those that relate to the Company’s ability to leverage the expertise of employees and partners to assist the Company in the execution of its strategy. Actual results (including, without limitation, the timing for and results of the clinical trials and proposed NDA submissions for, and FDA review of, the Company’s products in development) may differ significantly from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control). The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

BDSI® and BEMA® are registered trademarks of BioDelivery Sciences International, Inc. The BioDelivery Sciences logo and BUNAVAIL™ are trademarks owned by BioDelivery Sciences International, Inc. ONSOLIS® is a registered trademark of Meda Pharmaceuticals, Inc. BREAKYL™ is a trademark owned by Meda Pharma GmbH & Co. KG. All other trademarks and tradenames are owned by their respective owners.

© BioDelivery Sciences International, Inc. All rights reserved.

Contacts:

Brian Korb Senior Vice President The Trout Group LLC (646) 378-2923 bkorb@troutgroup.com	Al Medwar Vice President, Marketing and Corporate Development BioDelivery Sciences International, Inc. 919-582-9050 amedwar@bdsi.com